Exhibit 99.1
Protalix Announces Presentation of Phase III taliglucerase alfa Data at WORLD Lysosomal Disease Network
CARMIEL, Israel, February 4, 2010 — Protalix Biotherapeutics, Inc. (NYSE- Amex: PLX) today announced that data from its pivotal Phase III trial of taliglucerase alfa in patients with Gaucher disease will be presented at the Annual Meeting of the Lysosomal Disease Network: WORLD Symposium 2010, February 10-12, 2010 in Miami, Florida.
Hanna Rosenbaum, M.D., Director of Hematology Day Care Unit, RAMBAM Medical Center, Haifa, Israel and study investigator, will give the oral presentation, titled: “Novel Enzyme Replacement Therapy for Gaucher Disease: Phase III Pivotal Clinical Trial with Plant Cell Expressed Recombinant Glucocerebrosidase (prGCD) — taliglucerase alfa,” on Thursday, February 11, 2010 at 10:15 AM ET. The symposium is co-organized by the Lysosomal Disease Network and the National Institutes of Health. Participants include clinicians, geneticists, neurologists and other health care professionals.
About Gaucher disease
Gaucher disease, an inherited condition, is the most prevalent lysosomal storage disorder, with an incidence of about 1 in 20,000 live births. People with Gaucher disease do not have enough of an enzyme, beta-glucosidase (glucocerebrosidase) that breaks down a certain type of fat molecule. As a result, lipid engorged cells (called Gaucher cells) amass in different parts of the body, primarily the spleen, liver and bone marrow. Accumulation of Gaucher cells may cause spleen and liver enlargement, anemia, excessive bleeding and bruising, bone disease and a number of other signs and symptoms.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with the FDA for Gaucher disease.
Safe Harbor Statement:
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others, risks relating to: the successful preclinical development of our product candidates; the completion of clinical trials; the review process of the FDA, the EMEA, other foreign regulatory bodies and other governmental regulatory bodies, including the FDA’s and the EMEA’s review of any filings we make in connection with the treatment protocol; delays in the FDA’s, the EMEA’s or other health regulatory authorities’ approval of any applications we file or refusals to approve such filings; refusals by such regulatory authorities to approve the marketing and sale of a drug product even after acceptance of an application we file for any such drug product; the identification of lead compounds; the risk that we may fail to satisfy certain conditions relating to grants we have received from the Office of the Chief Scientist of Israel’s Ministry of Industry and Trade which may lead to our being required to refund grants previously received together with interest and penalties; the risk that the Office of the Chief Scientist may not deliver to us all of the funds awarded to us; uncertainties related to the ability to attract and retain partners for our technologies and products under development; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated by clinical trials of drug products, the FDA, EMEA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain approval from the FDA, EMEA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operation by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Investor Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com
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